Exhibit 99.1

China Ritar Reports Fiscal First Quarter 2008
Financial Results

-- Revenue Grows 118% to $19.3 million—
-- New Hengyang Facility Initiates Production—

SHENZHEN, China, --May 15, 2008 -- China Ritar Power Corp. (OTCBB: CRTP) (“the Company” or “China Ritar”), a leading Chinese manufacturer of lead acid batteries, today announced consolidated financial results for the quarter ended March 31, 2008.

Revenues increased approximately $10.4 million, or 118%, to $19.3 million for the fiscal quarter ended March 31, 2008 from $8.8 million for the same period in 2007. This increase was primarily attributable to a 292% increase in export sales as compared to the first quarter of 2007. The export growth occurred across a broad geography including North America, Europe, and Asia and is a result of the Company’s efforts over the past year to develop business in overseas markets.

Gross profit increased approximately $2.4 million, or 149%, to $4.0 million for first quarter 2008 from $1.6 million for the same period in 2007. Gross profit as a percentage of revenue was 21.0% for the first quarter 2008, an increase of 260 basis points over the same period in 2007. The increase in gross margin was primarily due to economies of scale resulting from the Company’s expanded sales and production volumes and also price increases put into effect by the Company in order to counter increases in the cost of raw materials.

Operating profit increased approximately $0.7 million, or 105%, to $1.3 million for first quarter of 2008 from $0.6 million during the same period last year. Operating profit as a percentage of revenue was 6.9% for the first quarter 2008, a decrease of 50 basis points from 2007. The decrease in operating margin was primarily a result of approximately $1.0 million in non-cash, stock-based compensation recognized this quarter versus no such non-cash, stock-based compensation recognized in the year earlier period. In connection with the private placement executed by the Company on February 16, 2007, the Company’s Chief Executive Officer and largest shareholder, Mr. Jiada Hu, entered into a make good escrow agreement with the private placement investors pursuant to which Mr. Hu deposited approximately 3.6 million shares in escrow. According to the agreement, if the Company meets certain “make good” provisions (after tax net income of at least $5.7 million for the fiscal year 2007 and $8.2 million for the fiscal year 2008), the shares are to be released back to Mr. Hu. If the “make-good” targets are not met, the shares are to be transferred to the private placement investors. In terms of accounting treatment, the return of shares to Mr. Hu is treated as compensation expense and is valued at the fair value of the shares on the date of the share grant. This compensation expense requires no expenditure of cash on the part of the Company and has no effect on the number of shares outstanding for the Company. In 2007 the Company exceeded the make-good target and a portion of the shares in escrow was returned to Mr. Hu. As a result, approximately $3.9 million was recognized as non-cash, stock-based compensation in 2007, all of which was expensed in the fourth quarter of last year. For 2008, as it is the Company’s expectation that it will meet the make-good provision again, the Company has decided to recognize the non-cash, stock-based compensation on a quarterly basis. As such, for the first quarter of 2008, approximately $1 million, or one-quarter of the $3.9 million expected to be recognized during the full year 2008, was recognized as compensation expense. Excluding the non-cash, stock-based compensation, operating profit in the first quarter of 2008 was $2.3 million as compared to $0.6 million in the same period last year and the operating margin actually increased from 7.4% in the first quarter of 2007 to 11.9% in the first quarter of 2008. Lastly, note that the make good escrow agreement is related to fiscal years 2007 and 2008 and will have no impact on the Company after this time period.

Net income in first quarter 2008 increased approximately $0.1 million, or 28%, to $0.5 million, or $0.03 per diluted share, compared to $0.4 million, or $0.03 per diluted share in 2007. Excluding the non-cash, stock-based compensation charge of approximately $1.0 million, net income for the quarter was $1.5 million, an increase of 259% over the prior year period, or $0.08 per diluted share.

“We are very pleased with our performance in the first quarter of 2008, particularly our global growth” stated Mr. Jiada Hu, Chief Executive Officer of China Ritar. “On a quarter over quarter basis, export revenue increased 292% to $15 million including substantial increases in the United States, Germany, Italy, Australia, and India. Exports in this quarter accounted for 78% of our total revenue as compared to 43% in the first quarter of 2007. This performance demonstrates that our initiative to accelerate exports, which we began in earnest at the beginning of 2007, is continuing to produce positive results. By expanding our global distribution network we believe we have added both growth and stability to our business and have demonstrated that we can compete anywhere in the world.”

2008 Financial Outlook

For the second quarter of 2008, the Company currently anticipates revenue of approximately $30 million and net income of $2.4 million, increases of 142% and 142% respectively over the second quarter of 2007. The Company is also reiterating its full year 2008 guidance of approximately $130 million in revenue and $11.0 million in net income, increases of 77% and 69% respectively over 2007. (Note that in 2008 the Company expects to incur a non-cash, stock-based compensation charge of roughly $1.0 million each quarter, or $3.9 million over the entire year, related to achieving a FY08 make-good provision of $8.2 million in net income. Net income guidance of $2.4 million for the second quarter of 2008 and $11.0 million for the full year 2008 both exclude the non-cash, stock-based compensation charge.)

“Construction of Phase One of our new manufacturing facility in Hengyang was completed in March of this year. On April 27 we officially launched production at the facility having completed all necessary work including construction of the building, installation of the equipment, and hiring and training of staff,” continued Mr. Hu Jiada. “We now have the capacity to expand our production by 100% over 2007 levels. We expect that this new capacity combined with strong market demand for our products will enable us to meet our growth goals for 2008 and help form a solid foundation for continued future growth.”

About China Ritar Power Corp.

China Ritar designs, develops, manufactures and markets environmentally friendly lead-acid batteries with a wide range of capacities and applications, including telecommunications, Uninterrupted Power Source (UPS) devices, Light Electrical Vehicles (LEV), and alternative energy production (solar and wind power). China Ritar sells, markets and services six series and 197 models of Ritar-branded, cadmium-free valve-regulated lead-acid (VRLA) batteries. Products are sold worldwide with sales in 56 countries including China, India, and numerous markets in Europe and the Americas.

Safe Harbor Statement
This press release contains certain statements that may include “forward looking statements.” All statements other than statements of historical fact included herein are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:
Katherine Peng
China Ritar Power Corp.
Tel: +86-755-3398-2338

Dan Joseph
ICR, Inc.
Tel: +86-21-6122-1077

Bill Zima
ICR, Inc.
Tel: +1-203-682-8200

(Financial Tables on Following Pages)

INCOME STATEMENT	Three Months Ended
	March 31,
	2008	2007

Revenue	19,254,556	$8,828,191
Cost of sales	15,220,717	7,206,064
Gross profit	4,033,839	1,622,127
Operating expenses
Salaries	1,210,853	269,248
Sales commission	179,150	126,209
Shipping and handling cost	289,055	177,467
Other selling, general and administrative expenses	1,026,587	400,548
	2,705,645	973,472
Operating profit	1,328,194	648,655
Other income and (expenses)
Interest income	45,782	5,230
Finance charges	(142,234)	(84,316)
Foreign currency exchange loss	(306,261)	(101,754)
Other expenses	(726)	(1,093)
Total Other (expenses)	(403,439)	(181,933)
Income before income taxes and minority interests	924,755	466,722
Income taxes	(404,900)	(50,677)
Income before minority interests	519,855	416,045
Minority interests share profit (loss )	14,236	234
Net income	534,091	416,279
Other comprehensive income
Foreign currency translation adjustment	1,011,489	53,785
Comprehensive income	1,545,580	$470,064
Earnings per share:
- Basic	0.03	$0.03
-Diluted	0.03	$0.03
Weighted average number of shares outstanding:
- Basic	19,114,390	15,243,803
-Diluted	19,525,797	16,027,961

BALANCE SHEET	March 31	December 31
	2008	2007
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$4,599,240	$4,775,562
Accounts receivable, net of allowances of $710,439 and $670,327	14,271,116	12,042,973
Inventories	14,272,287	11,850,682
Advance to supplier	1,184,015	3,328,039
Other current assets	932,903	577,493
Restricted cash	4,440,959	5,857,637

Total current assets	39,700,520	38,432,386

Property, plant and equipment:
Property, plant and equipment, net	7,612,829	6,274,103
Intangible assets, net	17,691	18,083
Land use right	470,222	451,456
Due from related parties	219,412	206,175

Total assets	$48,020,674	$45,382,203

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,675,124	$10,878,649
Income and other tax payable	1,234,406	1,168,938
Accrued salaries	173,179	300,552
Bills payable	2,335,450	4,012,797
Other current liabilities	2,432,008	1,939,708
Current portion of long term debt	44,502	170,903
Short term loans	4,715,036	3,089,922

Total current liabilities	21,609,705	21,561,469

Long-term liabilities:
Long-term loans	231,409	136,722
	231,409	136,722

Total liabilities	21,841,114	21,698,191
Minority interest in consolidated subsidiaries	14,676	28,058
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Stockholders’ equity
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock at $.001 par value; authorized 100,000,000 shares authorized, 19,125,647 and 19,000,996 shares issued and outstanding	19,126	19,001
Additional paid-in capital	16,306,706	15,343,481
Retained earnings	7,423,236	6,889,145
Accumulated other comprehensive income	2,415,816	1,404,327

Total stockholders’ equity	26,164,884	23,655,954
Total liabilities and stockholders’ equity	$48,020,674	$45,382,203